Exhibit 5.1

Clifford H.R. DuPree Senior Vice President, Corporate Governance, and Corporate Secretary	One CA Plaza Islandia, NY 11749 tel: +1 631 342 2150 fax: +1 631 342 4866 Clifford.DuPree@ca.com
August 9, 2011
CA, Inc.
One CA Plaza
Islandia, New York 11749-7000
Ladies and Gentlemen:
     I have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance of an aggregate of 45,099,377 shares (collectively, the “Shares”) of common stock, par value $.10 per share, of CA, Inc. (the “Company”), under the CA, Inc. 2011 Incentive Plan (the “Plan”) and the associated rights (the “Rights”) to purchase shares of Series One Junior Participating Preferred Stock, Class A, without par value, issuable pursuant to Stockholder Protection Rights Agreement (the “Rights Agreement”) dated November 5, 2009 between the Registrant and Mellon Investor Services LLC, as Rights Agent.
     As such counsel, I have examined your Restated Certificate of Incorporation as amended to date, your By-laws as amended to date, your Rights Agreement, the Registration Statement, the Plan and such other corporate documents, minutes and records as I have deemed appropriate. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein that I have not independently established or verified, I have relied upon statements and representations of other officers and representatives of the Company and others.
     Based upon the foregoing, it is my opinion that the Shares, when issued in accordance with the terms of the Plan, and the associated Rights will be legally issued, and the Shares will be fully paid and nonassessable.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
     This opinion is furnished by me as Senior Vice President, Corporate Governance, and Corporate Secretary of the Company in connection with the filing of the Registration Statement and is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the prior express written permission of the Company other than in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,
/s/ C.H.R. DuPree
C.H.R. DuPree
Senior Vice President, Corporate Governance, and Corporate Secretary